Exhibit 99.1
Clinical Data, Inc. Closes Sale of FAMILION® Testing and Pharmacogenomics Biomarker Development Business to Transgenomic, Inc.
- Completes Transformation into a Pharmaceutical Company with Promising Late-stage Assets, Including Vilazodone with a
PDUFA Date in January 2011 —
NEWTON, Mass.—(BUSINESS WIRE)— Clinical Data, Inc. (NASDAQ: CLDA) today announced that the Company has closed the sale of its genetic and pharmacogenomic testing and biomarker development business to Transgenomic, Inc. (OTCBB: TBIO) for $15.5 million. The sale completes Clinical Data’s transformation into a pharmaceutical company with a deep product pipeline, including two promising late-stage compounds, the most advanced of which is vilazodone, a new treatment in development for Major Depressive Disorder. A New Drug Application for vilazodone was accepted for review by the U.S. Food and Drug Administration (FDA) on May 21, 2010, with January 22, 2011 currently assigned for decision-making by the FDA under the Prescription Drug User Fee Act or PDUFA.
At the closing, Clinical Data was paid $6 million in cash and received a three-year promissory note for $8.6 million bearing interest at 10%, and a one-year promissory note for $988,000 (an increase of $56,000 from the amount previously disclosed due to certain integration costs to be incurred by both companies) bearing interest at 6.5%. Both promissory notes are secured by all of the assets of Transgenomic. Clinical Data will also receive a percentage of accounts receivables collected by Transgenomic after the closing, as well as milestones and royalty payments on the anticipated development and commercialization of multiple new pharmacogenomic diagnostic products.
“This divestiture completes our rapid, strategic transformation to a pharmaceutical company with late-stage therapeutic programs and a pipeline of highly selective compounds which have demonstrated their potential in treating a variety of diseases,” said Drew Fromkin, President and CEO of Clinical Data. “Our commercial team is now fully focused on launch preparations for vilazodone, subject to successful completion of FDA review, and we continue to manage our cash and other resources as we move closer toward this key milestone.”
Under the terms of the asset purchase agreement, Transgenomic acquired Clinical Data’s FAMILION family of genetic tests for inherited heart diseases and biomarkers underlying the PGxPredict tests which predict drug response, as well as the operational infrastructure that supports the business. In addition to the cash and promissory notes to be received by Clinical Data at closing, the Company will also share in the collection of accounts receivables to be collected over the first eighteen months after closing, which is estimated to be as high as $1.6 million, receive milestones of up to $500,000 in cash or in Transgenomic’s stock upon the commercial launch of two pharmacogenomic tests, and royalty payments on the development and commercialization of multiple new diagnostic products that leverage the biomarker patent estate and expertise sold by Clinical Data.
Clinical Data was advised in the transaction by Wedbush PacGrow Life Sciences, which also provided a fairness opinion to the Company’s Board of Directors Clinical Data’s Chairman, Randal J. Kirk, through certain of his affiliates, invested $6 million in the form of an equity investment in Transgenomic, in connection with the financing of the acquisition by Transgenomic.
About Clinical Data, Inc.
Clinical Data’s mission is to develop first-in-class and best-in-category therapeutics. The Company is advancing its late-stage drug candidates for central nervous system disorders and cardiovascular diseases, to be followed by promising drug candidates in major therapeutic areas including oncology and inflammatory diseases. To learn more, please visit the Company’s website at www.clda.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate (s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the expected benefits of the asset sale to Transgenomic, including our receipt of accounts receivable, and our ability to obtain regulatory approval for, and successfully introduce, vilazodone, Stedivaze and our other drug candidates; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether we and Transgenomic will be able to successfully manage the integration of the genetic and pharmacogenomic testing and biomarker development business sold by us; whether we will realize the full consideration and contingent consideration contemplated by the asset sale to Transgenomic; whether we will realize the improvements in our operations that we expect from the Transgenomic asset sale; whether vilazodone, Stedivaze or any of our other therapeutic products will advance further in the clinical trials process and whether and when, if at all, vilazodone, Stedivaze or any of our other therapeutic products will receive final approval from the U.S. Food and Drug Administration and equivalent foreign regulatory agencies and for which indications; whether vilazodone, Stedivaze or any of our other therapeutic products will be successfully marketed if approved; the strength of our intellectual property rights; competition from pharmaceutical and biotechnology; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data’s SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, and Current Reports on Form 8-K filed from time to time by the Company.
Clinical Data, Inc.
Theresa McNeely, 617-467-6673
Vice President
Corporate Communications
Source: Clinical Data, Inc.
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